EXHIBIT 99.1

Investor Contact:

Doug Farrell
Vice President, Investor Relations
408-731-5285

Affymetrix Announces Fourth Quarter Total Revenue of Approximately $100 Million

SANTA CLARA, Calif., Jan 08, 2007 (BUSINESS WIRE) — Affymetrix, Inc. (Nasdaq:AFFX) today announced that based on preliminary financial data, the Company expects fourth quarter total revenue of approximately $100 million.

“During the fourth quarter, we delivered important new products to customers and announced several exciting commercial agreements,” said Stephen P.A. Fodor, chairman and chief executive officer. “It was a quarter of solid performance.”

The Company will release fourth quarter and year end 2006 operating results after the close of the market on February 7, 2007. Company management will conduct its quarterly conference call for fiscal year 2007 at 2:00 p.m. Pacific Time.

About Affymetrix

Affymetrix scientists invented the world’s first high-density microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip(R) technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies as well as leading academic, government and not-for-profit research institutes. More than 1,400 systems have been installed around the world and more than 7,000 peer-reviewed papers have been published using the technology. Affymetrix’ patented photolithographic manufacturing process provides the most information capacity available today on an array, enabling researchers to use a whole-genome approach to analyzing the relationship between genetics and health. Affymetrix is headquartered in Santa Clara, Calif., with manufacturing facilities in Sacramento, Calif., Bedford, Mass., and Singapore. The company maintains important sales and marketing operations in Europe and Asia and has about 1,100 employees worldwide. For more information about Affymetrix, please visit the company’s website at www.affymetrix.com.

All statements in this press release that are not historical are “forward-looking statements” under the federal securities laws. Such statements, including Affymetrix’ expectations for its fourth quarter and year end 2006 results, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including but not limited to: the preparation of financial statements for the fourth quarter and full-year 2006; risks related to the Company’s ability to achieve and sustain higher levels of revenue and improved gross margins and operating income and reduced operating expenses (including risks related to the outcome of the Company’s previously announced efforts to reduce expenses in the general and administrative functions including the rationalization of the Company’s facilities); uncertainties relating to technological approaches, manufacturing (including risks related to resolving any manufacturing problems) and product development; uncertainties relating to changes in senior management personnel and structure; uncertainties related to cost and pricing of Affymetrix products; risks relating to dependence on collaborative partners; uncertainties relating to sole source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection; and risks relating to intellectual property and other litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K/A for the year ended December 31, 2005 and other SEC reports, including reports on Form 10-Q and Form 10-Q/A for subsequent periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations or any change in events, conditions, or circumstances on which any such statements are based.